Exhibit 99.1

PRESS RELEASE

Kevin Neveu Not Standing for Re-election to RigNet Board

HOUSTON, TX – February 12, 2012 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of managed communications solutions to the oil and gas industry, announced today that Kevin Neveu will not be standing for re-election to the RigNet Board of Directors. Mr. Neveu has served as a Director since 2002. “We would like to extend our sincere appreciation to Kevin for his service and his many invaluable contributions to the Company over the years. Kevin has provided key guidance to the Company from its early days as a private company through its journey to a successful IPO in December 2010. Since then he has continued to play an important and active role on our board,” said James Browning, Chairman of RigNet. Mr. Neveu said “It has been my pleasure and honor working with my fellow directors and RigNet’s management team over these years. Going forward, I wish the best of luck to the entire RigNet team.” Mr. Neveu will continue to serve on RigNet’s board until the annual meeting of shareholders.

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of managed remote communications, systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,100 remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Investor Contact:
Marty Jimmerson	Tel: +1 (281) 674-0118
Chief Financial Officer, RigNet	investor.relations@rig.net

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net